Free Writing Prospectus

Van Eck Merk Gold Trust

Market Vectors ETFs Fees

0001546652

Pursuant to 433/164

333-180868

Market Vectors Exchange-Traded Funds

vaneck.com | 800.826.2333

Income ETFs

 Ticker

 Expense Ratio Gross*

 Expense Ratio Net*

Income

 BDC Income

 BIZD

 9.62%

 9.45%3

ChinaAMC China Bond

 CBON

 0.87%

 0.50%3

Emerging Markets Aggregate Bond

 EMAG

 1.01%

 0.49%3

Emerging Markets High Yield Bond

 HYEM

 0.47%

 0.40%3

J.P. Morgan EM Local Currency Bond

 EMLC

 0.49%

 0.47%3

Fallen Angel High Yield Bond

 ANGL

 0.90%

 0.40%3

International High Yield Bond

 IHY

 0.54%

 0.40%3

Investment Grade Floating Rate

 FLTR

 0.48%

 0.14%3

Mortgage REIT Income

 MORT

 0.51%

 0.41%3

Preferred Securities ex Financials

 PFXF

 0.47%

 0.40%3

Treasury-Hedged High Yield Bond

 THHY

 1.44%

 0.50%3

CEF Municipal Income

 XMPT

 1.60%

 1.43%3

High-Yield Municipal Index

 HYD

 0.35%

 0.35%

Intermediate Municipal Index

 ITM

 0.24%

 0.24%

Long Municipal Index

 MLN

 0.24%

 0.24%

Pre-Refunded Municipal Index

 PRB

 0.24%

 0.24%

Short High-Yield Municipal Index

 SHYD

 0.35%

 0.35%

Short Municipal Index

 SMB

 0.20%

 0.20%

Equity ETFs

 Ticker

 Expense

Ratio Gross*

 Expense

Ratio Net*

Industry

 Biotech

 BBH

 0.41%

 0.35%1

Environmental Services

 EVX

 0.92%

 0.55%1

Gaming

 BJK

 0.73%

 0.65%1

Pharmaceutical

 PPH

 0.42%

 0.35%1

Retail

 RTH

 0.63%

 0.35%1

Semiconductor

 SMH

 0.41%

 0.35%1

Strategic Equity

 Global Spin-Off

 SPUN

 0.62%

 0.55%4

Morningstar International Moat

 MOTI

 0.64%

 0.56%4

Morningstar Wide Moat

 MOAT

 0.50%

 0.49%1

Hard Assets

 Agribusiness

 MOO

 0.57%

 0.57%2

Coal

 KOL

 0.63%

 0.59%2

Global Alternative Energy

 GEX

 0.64%

 0.62%2

Gold Miners

 GDX

 0.53%

 0.53%2

Junior Gold Miners

 GDXJ

 0.55%

 0.55%2

Natural Resources

 HAP

 0.73%

 0.50%2

Oil Refiners

 CRAK

 0.64%

 0.59%5

Oil Services

 OIH

 0.39%

 0.35%2

Rare Earth/Strategic Metals

 REMX

 0.72%

 0.58%2

Solar Energy

 KWT

 1.08%

 0.65%2

Steel

 SLX

 0.63%

 0.55%2

Unconventional Oil & Gas

 FRAK

 0.67%

 0.54%2

Uranium+Nuclear Energy

 NLR

 0.76%

 0.60%2

Country/Regional

 Africa Index

 AFK

 0.80%

 0.80%2

Brazil Small-Cap

 BRF

 0.66%

 0.60%2

ChinaAMC A-Share

 PEK

 1.69%

 0.72%2

ChinaAMC SME-ChiNext

 CNXT

 0.66%

 0.66%2

Egypt Index

 EGPT

 0.97%

 0.97%2

Gulf States Index

 MES

 2.07%

 0.99%2

India Small-Cap Index

 SCIF

 0.92%

 0.89%2

Indonesia Index

 IDX

 0.66%

 0.58%2

Indonesia Small-Cap

 IDXJ

 2.30%

 0.61%2

Israel

 ISRA

 0.76%

 0.60%2

Poland

 PLND

 0.99%

 0.60%2

Russia

 RSX

 0.61%

 0.61%2

Russia Small-Cap

 RSXJ

 0.95%

 0.68%2

Vietnam

 VNM

 0.70%

 0.70%2

Commodity ETF

 Ticker

 Expense

Ratio Gross*

 Expense Ratio Net*

Van Eck Merk Gold Trust

 OUNZ

 0.40%

 0.40%

Fund shares are not individually redeemable and will be issued and redeemed at their NAV only through certain authorized broker-dealers in large, specified blocks of shares called creation units and otherwise  can be bought and sold only through exchange trading.

Creation units are issued and redeemed principally in kind or in cash. Shares may trade at a premium or discount to their NAV in the secondary market.  You will incur brokerage expenses when trading Fund shares in the secondary market.

Investing involves substantial risk and high volatility, including possible loss of principal. Bond and bond funds will decrease in value as interest rates rise.

An investor should consider the investment objective, risks, charges and expenses of a Fund carefully before investing. To obtain a prospectus and summary prospectus, which contain this and other information, call 800.826.2333 or visit vaneck.com. Please read the prospectus and summary prospectus carefully before investing.

Van Eck Merk Gold Trust:  This material must be preceded or accompanied by a prospectus (http://www.vaneck.com/library/commodity-etfs-literature/). Before investing, you should carefully consider the Trust’s investment objectives, risks, charges and expenses. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). Van Eck Securities Corporation and Foreside Fund Services, LLC provide marketing services to the Trust.

2015 Van Eck Global. All rights reserved. All trademarks, service marks or registered trademarks are the property of their respective owners.

*

Expenses may reflect temporary waivers and reimbursements and are shown in each fund’s current prospectus.  Expense caps exclude certain expenses, such as interest.

1

Expenses are capped contractually until at least 02/01/16.

2

Expenses are capped contractually until at least 05/01/16.

3

Expenses are capped contractually until at least 09/01/16.

4

Expenses are capped contractually until at least 02/01/17.

       5

Expenses are capped contractually until at least 05/01/17.

For more information on Market Vectors ETFs and their underlying indices, visit                vaneck.com or call 800.826.2333.

Van Eck Securities Corporation, Distributor | 666 Third Avenue | New York, NY 10017

ETF FEES (12/2015)